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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-58854) of Corporate Property Associates 15 Incorporated of our report dated March 15, 2005 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 15, 2005 relating to the financial statement schedule, which appears in this Form 10-K.


PricewaterhouseCoopersLLP
New York, New York
March 16, 2005